17785 Center Court Drive, Suite 750

Cerritos, CA 90703

Tel: 562.345-9241

Mobile: 310.488.2310

RFranko@FirstChoiceBankCA.com

VIA ELECTRONIC MAIL ONLY

Thursday, March 19, 2020

President Donald J. Trump
The White House
Washington, DC

Dear Mr. President:

Your administration has been doing an admirable job of trying to contain the spread of COVID-19 (the “Coronovirus”) and addressing not only the resulting health-care crisis but the macro-economic and sector-specific impacts.

However, I want to alert you and your Administration to an equally-compelling problem that needs immediate attention if it is not also addressed in the same timely manner as your Administration has been tackling the other problems.

The Coronavirus virtual shutdown of American businesses and the government’s social- distancing guidelines threaten to destabilize small businesses, their workers and the workers’ families across the United States. Banks, particularly community banks, are well-positioned to provide financial assurance to ease this heightened anxiety by restructuring loans and other debt obligations to allow American workers and small businesses to re-focus on their health. Workers will not stay home if they are forced to work to feed their families. Small businesses will continue to operate if they know that they have debt obligations that, despite moratoriums, could be in default next month, and jeopardize the viability of the business to ever return to full operations.

Banks have no clear guidelines on how to treat debt obligations that are becoming past due, despite payment moratoriums. In fact, the best guidance available from the bank regulators and the Financial Accounting Standards Board (“FASB”) discourages banks from making any changes to a Borrower’s loan when the Borrower is in financial distress. The bank which takes such an action is likely to find such a loan classified as a troubled debt restructured (a “TDR”) and be required under generally accepted accounting principles (“GAAP”) to stop accruing interest on the loan, which in turn will have a profoundly negative effect on the bank’s Capital and Income and increase the level of non- performing assets. As I am sure you have noticed, Jelena McWilliams, the Chair of the FDIC wrote today to FASB seeking direction on this very point.

You and your Administration can play a pivotal role in providing clear leadership to all of the parties who are trying to work together in the midst of all of this confusion. Allowing Banks to restructure loans and debt obligations will give borrowers the financial breathing room they need to allow their workers to focus on their health. Your action will assure that the United States will return from this crisis with the solid infrastructure necessary to guarantee a rapid recovery.

It is important to note that, unlike the situation in the prior recession, there is no moral hazard associated with this crisis. Virtually all Americans are without blame for the spread of this virus, while every American is being negatively impacted as a result of the measurements we are correctly taking to resolve this crisis.

Requested Emergency Action

We are asking you to direct the Federal and State Banking Regulators and FASB to impose emergency measures that will allow the following changes without negative financial repercussions to the banks.

1. Allow Banks to Defer Loan Payments in their Discretion up to six (6) months.

We ask that your banking regulators give all banks the reasonable discretion to make adjustments to all loans in their portfolios, regardless of industry classification, to permit payment deferments of principal and interest up to 6 months. This single action, if authorized by your banking regulators, will immediately act to ease cash flow pressures on all Americans. Allow banks the discretion to provide these deferments to all of their borrowers without initially requiring the borrower to definitively prove a Coronavirus-related hardship. This will allow families to stay home without the worry of the financial burden and help combat the spread of the virus.

2. Remove the Penalty for Deferring Loan Payments or Restructuring Loans in Response to this Crisis.

Suspend or otherwise change the GAAP treatment that would classify most or all of such deferments as TDRs or non-accruing loans. The interest from the deferred payments could be capitalized into the principal of each loan, and at the end of the deferment period each loan could be reamortized to make the new payment affordable for the borrower as the economy recovers from the recession that we all acknowledge has begun. This would allow banks to take immediate action to help all borrowers and provide six months to allow borrowers and their banks to return to the economic position most borrowers were experiencing before this crisis struck.

The Liquidity Facilities provided by the Federal Reserve would help all banks to fund the gap in cash flow that would result from the deferments. Speaking personally, I cannot imagine a better use for those Liquidity Facilities.

Our Bank is a commercial bank serving exclusively business clients. I would encourage you to further consider providing these deferments to all bank loans, consumer or commercial.

Should you have any questions, please do not hesitate to contact me.

Sincerely,

Robert M. Franko President and CEO

cc: Boards of Directors and Senior Management of First Choice Bancorp and First Choice Bank